                                  MARCH 1, 2001   |   PROSPECTUS
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J.P. MORGAN INSTITUTIONAL DIRECT
PRIME MONEY MARKET FUND

                                          --------------------------------------
                                          Seeking to provide high current income
                                          consistent with the preservation of
                                          capital and same-day liquidity

This prospectus contains essential information for anyone investing in the fund. Please read it carefully and keep it for reference.

As with all mutual funds, the fact that these shares are registered with the Securities and Exchange Commission does not mean that the commission approves them or guarantees that the information in this prospectus is correct or adequate. It is a criminal offense to state or suggest otherwise.

Distributed by Funds Distributor, Inc.                                 JP Morgan

CONTENTS
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      2 |   J.P. MORGAN INSTITUTIONAL DIRECT PRIME MONEY MARKET FUND

            The fund's goal, principal strategies,
                      principal risks, performance
                                      and expenses

            Fund description ..................................................2

            Investor expenses .................................................3

      4 |   MONEY MARKET MANAGEMENT APPROACH
            J.P. Morgan .......................................................4

            J.P. Morgan Institutional Direct Prime Money Market Fund ..........4

            Who may want to invest ............................................4

            Money market investment process ...................................5

      6 |   YOUR INVESTMENT

            Investing in the J.P. Morgan Institutional
                        Direct Prime Money Market Fund

            Investing through a service organization ..........................6

            Account and transaction policies ..................................6

            Dividends and distributions .......................................6

            Tax considerations ................................................7

      8 |   FUND DETAILS

            More about the fund's
              business operations

            Master/feeder structure ...........................................8

            Management and administration .....................................8


            Financial highlights ..............................................9


            For more information .....................................back cover



                                                                             | 1

J.P. MORGAN INSTITUTIONAL DIRECT PRIME MONEY MARKET FUND
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                                   REGISTRANT: J.P. MORGAN INSTITUTIONAL FUNDS
                                   (J.P. MORGAN INSTITUTIONAL DIRECT PRIME MONEY MARKET FUND)

[GRAPHIC]   GOAL

            The fund's goal is to maximize current income consistent with the preservation of capital and same-day liquidity. This goal can be changed without shareholder approval.

[GRAPHIC]   INVESTMENT APPROACH

            Principal Strategies

The fund looks for investments across a broad spectrum of U.S. dollar-denominated money market securities, typically emphasizing different types of securities at different times in order to take advantage of changing yield differentials. The fund's investments may include obligations issued by the U.S. Treasury, government agencies, domestic and foreign banks and corporations, foreign governments, repurchase agreements, reverse repurchase agreements, as well as asset-backed securities, taxable municipal obligations, and other money market instruments. Some of these investments may be illiquid or purchased on a when-issued or delayed delivery basis.

The fund's yield will vary in response to changes in interest rates. How well the fund's yield compares to the yields of similar money market funds will depend on the success of the investment process described on page 5.

Principal Risks

As with all money market funds, the fund's investments are subject to various risks, which, while generally considered to be minimal, could cause its share price to fall below $1. For example, the issuer or guarantor of a portfolio security or the counterparty to a contract could default on its obligation. An unexpected rise in interest rates could also lead to a loss in share price if the fund is near the maximum allowable dollar weighted average maturity (currently not to exceed 90 days) at the time. To the extent that the fund invests in foreign securities, the fund could lose money because of foreign government actions, political instability, or lack of adequate and accurate information. Also, the fund may have difficulty valuing its illiquid holdings and may be unable to sell them at the time or price it desires. While these possibilities exist, the fund's investment process and management policies are designed to minimize the likelihood and impact of these risks. To date, through this process, the fund's share price has never deviated from $1.

An investment in the fund is not a deposit of any bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the fund seeks to preserve the value of your investment at $1 per share, it is possible to lose money by investing in the fund.

PORTFOLIO MANAGEMENT


The fund's assets are managed by J.P. Morgan Investment Management Inc., a subsidiary of J.P. Morgan Chase & Co. J.P. Morgan Chase, which currently manages more than $700 billion, including more than $___ billion using similar strategies as the fund.


The advisor uses a team of portfolio managers and traders to manage the fund. The portfolio management team is led by John Donohue, vice president, who has been on the team since joining J.P. Morgan in June of 1997 from Goldman Sachs & Co., where he was an institutional money market portfolio manager; and Mark Settles, vice president, who has been on the team since November 1999. Prior to managing this fund, Mr. Settles was a fixed income trader on J.P. Morgan's New York and London trading desks. The traders on the team are Donald Clemmenson, vice president, who has been on the team since its inception; Gunter Heiland, vice president, who has been on the team since joining J.P. Morgan in June of 1997 from Salomon Brothers, where he was a sales assistant; and Kimberly Weil, associate, who has been on the team since its inception.

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Before you invest

Investors considering this fund should understand that:

o The fund seeks to achieve its goal by investing its assets in a master portfolio, which is another fund with the same goal

o     There is no assurance that this fund will meet its investment goals

o     This fund does not represent a complete investment program


2 | J.P. MORGAN INSTITUTIONAL DIRECT PRIME MONEY MARKET FUND

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PERFORMANCE (unaudited)(1)


The Fund commenced operation on 4/24/00. The bar chart and table shown below provide some indication, however, of the risks of investing in the fund by showing performance of the J.P. Morgan Prime Money Market Fund, a related fund investing in the same master portfolio prior to the fund's commencement.


The bar chart indicates some of the risks by showing changes in the performance of the J.P. Morgan Prime Money Market Fund's shares from year to year for each of the last ten calendar years.

The table indicates some of the risks by showing the J.P. Morgan Prime Money Market Fund's average annual returns for the past one year, five years and ten years.

The J.P. Morgan Prime Money Market Fund's past performance does not necessarily indicate how the fund will perform in the future.

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Year-by-year total return (%)   Shows changes in returns by calendar year(1),(2)
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   [The following table was depicted as a bar chart in the printed material.]


  1991    1992    1993    1994    1995    1996    1997    1998    1999    2000
  ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
  6.07    3.67    2.83    3.95    5.79    5.21    5.41    5.35    4.93    6.30


o J.P. Morgan Prime Money Market Fund(1)


For the period covered by this year-by-year total return chart, the J.P. Morgan Prime Money Market Fund's highest quarterly return was 1.72% (for the quarter ended 3/31/91); and the lowest quarterly return was 0.69% (for the quarter ended 6/30/93).


PERFORMANCE (unaudited)


-------------------------------
Average annual total return (%)  Shows performance over time, for periods ended
                                 December 31, 2000(1)
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                                        Past 1 yr.   Past 5 yrs.   Past 10 yrs.
J.P. Morgan Prime Money Market Fund
(after expenses)                           6.30         5.44          4.95
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INVESTOR EXPENSES


The estimated expenses of the fund before and after reimbursement are shown at right. The fund has no sales, redemption, exchange, or account fees, although some institutions may charge you a fee for shares you buy through them. The annual fund expenses after reimbursement are deducted from fund assets prior to performance calculations.


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Annual fund operating expenses(3) (%)
(expenses that are deducted from fund assets)
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Management fees                                                             0.11

Distribution (Rule 12b-1) fees                                              None

Service fees(4)                                                             0.10


Other expenses                                                              0.90
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Total operating expenses                                                    1.11

Fee waiver and
expense reimbursement(5)                                                    0.81
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Net expenses(5)                                                             0.30
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Expense examples(5)
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The example below is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example assumes:
$10,000 initial investment, 5% return each year, net expenses for the period 3/1/01 through 2/28/02 and total operating expenses thereafter, and all shares sold at the end of each time period. The example is for comparison only; the fund's actual return and your actual costs may be higher or lower.

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                                          1 yr.   3 yrs.     5 yrs.     10 yrs.
Your cost($)                               31       272       533        1,279
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(1) The fund commenced operations on 4/24/00, and returns reflect the performance of the fund from 5/1/00 forward. For the 8/1/93 through 4/30/00, returns reflect performance of the J.P. Morgan Prime Money Market Fund, a separate feeder fund investing in the same master portfolio. The J.P. Morgan Prime Money Market Fund commenced operations on 7/12/93 and returns for periods prior to 7/31/93 reflect performance of The Pierpont Money Market Fund, the predecessor of the J.P. Morgan Prime Money Market Fund. These returns reflect lower operating expenses than those of the fund. Therefore the fund's return would have been lower had it existed during the same period.


(2)   The fund's fiscal year end is 11/30.

(3) The fund has a master/feeder structure as described on page 8. This table shows the fund's estimated expenses and its estimated share of master portfolio expenses for the current year expressed as a percentage of the fund's estimated average net assets.

(4) Service Organizations (described on page 6) may charge other fees to their customers who are the beneficial owners of shares in connection with their customers' accounts. Such fees, if any, may affect the return such customers realize with respect to their investments.


(5) Reflects an agreement by Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan, to reimburse the fund to the total operating extent expenses (excluding interest, taxes and extraordinary expenses) exceed 0.30% of the fund's average daily net assets through 2/28/02.



                    J.P. MORGAN INSTITUTIONAL DIRECT PRIME MONEY MARKET FUND | 3

MONEY MARKET MANAGEMENT APPROACH

J.P. MORGAN


Known for its commitment to proprietary research and its disciplined investment strategies, J.P. Morgan Chase is the asset management choice for many of the world's most respected corporations, financial institutions, governments, and individuals. Today, J.P. Morgan Chase employs approximately ___ research analysts, capital market researchers, portfolio managers and traders around the world and has more than $700 billion in assets under management, including assets managed by the fund's advisor, J.P. Morgan Investment Management Inc.


J.P. MORGAN INSTITUTIONAL DIRECT PRIME MONEY MARKET FUND

The fund invests in high-quality short-term debt securities by investing through a master portfolio (another fund with the same goal). The fund accrues dividends daily, pays them to shareholders monthly, and seeks to maintain a stable $1 share price.

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Primary investments
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                                                                     Direct
                                                                     Prime Money
                                                                     Market Fund

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U.S. Treasuries*                                                        o

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U.S. government
agency
instruments                                                             o

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Domestic &
foreign bank
obligations                                                             o

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Domestic &
foreign
short-term
corporate
obligations                                                             o

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governments                                                             o

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Illiquid holdings                                                       o

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Repurchase
agreements and
reverse repurchase
agreements                                                              o

*     Income is generally exempt from state and local income taxes

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WHO MAY WANT TO INVEST

The fund is designed for investors who:

o     want an investment that strives to preserve capital

o     want regular income from a high quality portfolio

o     want a highly liquid investment

o     are looking for an interim investment

o     are pursuing a short-term goal

The fund is not designed for investors who:

o     are investing for long-term growth

o     are investing for high income

o     require the added security of the FDIC insurance

MONEY MARKET FUNDS AND STABILITY

Money market funds are subject to a range of federal regulations designed to promote stability. For example, money market funds must maintain a weighted average maturity of no more than 90 days, and generally may not invest in any securities with a remaining maturity of more than 13 months. Keeping the weighted average maturity this short helps funds in their pursuit of a stable $1 share price.


4 |MONEY MARKET MANAGEMENT APPROACH

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MONEY MARKET INVESTMENT PROCESS

The fund's philosophy, developed by the fund's advisor, emphasizes investment quality through in-depth research of short-term securities and their issuers. This allows the fund to focus on providing current income without compromising share price stability.

In researching short-term securities, J.P. Morgan's credit analysts enhance the data furnished by rating agencies by drawing on the insights of J.P. Morgan's fixed income trading specialists and equity analysts. Only securities highly rated by independent rating agencies as well as J.P. Morgan's proprietary ratings system are considered for investment.

In managing the fund described in this prospectus, J.P. Morgan employs a three-step process that combines maturity determination, sector allocation and fundamental research for identifying portfolio securities:

[GRAPHIC]   J.P. Morgan uses a disciplined process to
                       control the fund's sensitivity
                                    to interest rates

Maturity determination Based on analysis of a range of factors, including current yields, economic forecasts, and anticipated fiscal and monetary policies, J.P. Morgan establishes the desired dollar weighted average maturity for the fund within the permissible 90-day range. Controlling weighted average maturity allows the fund to manage risk, since securities with shorter maturities are typically less sensitive to interest rate shifts than those with longer maturities.

[GRAPHIC]    The fund invests across different
            sectors for diversification and to
               take advantage of yield spreads

Sector allocation Analysis of the yields available in different sectors of the short-term debt market allows J.P. Morgan to adjust the fund's sector allocation, with the goal of enhancing current income while also maintaining diversification across permissible sectors.

[GRAPHIC]     The fund directs its securities as
            described earlier in this prospectus

Security direction Based on the results of the firm's credit research and the fund's maturity determination and sector allocation, the portfolio managers and dedicated fixed-income traders make buy and sell decisions according to the fund's goal and strategy.


                                            MONEY MARKET MANAGEMENT APPROACH | 5

YOUR INVESTMENT
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INVESTING THROUGH A SERVICE ORGANIZATION

Prospective investors may only purchase shares of the fund with the assistance of a service organization. Your service organization is paid by the fund to assist you in establishing your fund account, executing transactions, and monitoring your investment. The minimum amount for initial investments in the fund is $10,000,000 and for additional investments $25,000, although these minimums may be less for some investors. Service organizations may provide the following services in connection with their customers' investments in the fund:

o     Acting, directly or through an agent, as the sole shareholder of record

o     Maintaining account records for customers

o     Processing orders to purchase, redeem or exchange shares for customers

o     Responding to inquiries from shareholders

o     Assisting customers with investment procedures

ACCOUNT AND TRANSACTION POLICIES

Business days and NAV calculations The fund's regular business days are the same as those of the New York Stock Exchange. The fund calculates its NAV every business day at 5:00 p.m. eastern time.

Timing of orders Orders to buy or sell shares are executed at the next NAV calculated after the order has been accepted. Purchase and redemption orders for the fund must be received by 5:00 p.m.

For the purchase to be effective and dividends to be earned on the same day, immediately available funds must be received by the fund by its close of business on that day. Service organizations will be responsible for transmitting accepted orders and payments to the fund within the time period agreed upon by them. The fund has the right to suspend redemption of shares as permitted by law and to postpone payment of proceeds for up to seven days.

Timing of settlements When you buy shares, you will become the owner of record when the fund receives your payment.

Redemption orders for the fund received by 5:00 p.m. will be paid in immediately available funds, normally on the same day, according to instructions on file.

When you sell shares that you recently purchased by check, your order will be executed at the next NAV but the proceeds will not be available until your check clears. This may take up to 15 days.

Statements and reports The fund sends monthly account statements as well as confirmations after each purchase or sale of shares (except reinvestments). Every six months, the fund sends out an annual or semi-annual report containing information on its holdings and a discussion of recent and anticipated market conditions and fund performance.

Accounts with below-minimum balances If your account balance falls below the minimum for 30 days as a result of selling shares (and not because of performance), the fund reserves the right to request that you buy more shares or close your account. If your account balance is still below the minimum 60 days after notification, the fund reserves the right to close out your account and send the proceeds to the address of record.

DIVIDENDS AND DISTRIBUTIONS

Substantially all income dividends are declared daily and paid monthly. If all of an investor's shares are redeemed during the month, accrued but unpaid dividends are paid with the redemption proceeds. Shares of the fund earn dividends on the business day their purchase is effective, but not on the business day their redemption is effective.


6 | YOUR INVESTMENT

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Dividends and distributions are reinvested in additional fund shares. Alternatively, you may instruct your financial professional to have them sent to you by check, credited to a separate account, or invested in another J.P. Morgan Institutional Fund.

TAX CONSIDERATIONS

In general, selling shares, exchanging shares, and receiving distributions (whether reinvested or taken in cash) are all taxable events. Income dividends from the fund typically create ordinary income.

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Transaction                                                      Tax status

Income dividends                                                 Ordinary income

Short-term capital gains                                         Ordinary income
distributions

Every January, the fund issues tax information on its distributions for the previous year.

Any investor for whom the fund does not have a valid taxpayer identification number will be subject to backup withholding for taxes.

The tax considerations described in this section do not apply to tax-deferred accounts or other non-taxable entities.

Because each investor's tax circumstances are unique, please consult your tax professional about your fund investment.

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Shareholder Services Agent
Morgan Christiana Center
J.P. Morgan Funds Services - 2/OPS3
500 Stanton Christiana Road
Newark, DE 19713
1-800-766-7722

Representatives are available 8:00 a.m. to 6:00 p.m. eastern time on fund business days.



                                                             YOUR INVESTMENT | 7

FUND DETAILS
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MASTER/FEEDER STRUCTURE

As noted earlier, the fund is a "feeder" fund that invests in a master portfolio. (Except where indicated, this prospectus uses the term "the fund" to mean the feeder fund and its master portfolio taken together.)

The master portfolio accepts investments from other feeder funds, and all the feeders of the master portfolio bear the portfolio's expenses in proportion to their assets. However, each feeder can set its own transaction minimums, fund-specific expenses, and other conditions. This means that one feeder could offer access to the same master portfolio on more attractive terms, or could experience better performance, than another feeder. Information about other feeders is available by calling 1-800-766-7722. Generally, when a master portfolio seeks a vote, its feeder fund will hold a shareholder meeting and cast its vote proportionately, as instructed by its shareholders. Fund shareholders are entitled to one full or fractional vote for each dollar or fraction of a dollar invested.

The feeder fund and its master portfolio expect to maintain consistent goals, but if they do not, the feeder fund will withdraw from the master portfolio, receiving its assets either in cash or securities. The feeder fund's trustees would then consider whether the feeder fund should hire its own investment adviser, invest in a different master portfolio, or take other action.

MANAGEMENT AND ADMINISTRATION

The feeder fund described in this prospectus and its corresponding master portfolio are all governed by the same trustees. The trustees are responsible for overseeing all business activities. The trustees are assisted by Pierpont Group, Inc., which they own and operate on a cost basis; costs are shared by all funds governed by these trustees. Funds Distributor Inc., as co-administrator, along with J.P. Morgan, provides fund officers. J.P. Morgan, as co-administrator, oversees each fund's other service providers.

J.P. Morgan, subject to the expense reimbursements described earlier in this prospectus, receives the following fees for investment advisory and other services:

Advisory services                               0.20% of the first $1 billion of
                                                the master portfolio's average
                                                net assets plus 0.10% over $1
                                                billion

Administrative services                         Master portfolio's and fund's
(fee shared with Funds                          pro- rata portions of 0.09% of
Distributor, Inc.)                              the first $7 billion of average
                                                net assets in J.P. Morgan-
                                                advised portfolios, plus 0.04%
                                                over $7 billion

Shareholder services                            0.05% of the fund's average net
                                                assets

The fund has a service plan which allows it to pay service organizations up to 0.10% of the average net assets of the shares held in the name of the service organization.

J.P. Morgan may also pay fees to certain firms and professionals for providing recordkeeping or other services in connection with investments in a fund.


8 | FUND DETAILS

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FINANCIAL HIGHLIGHTS

The financial table is intended to help you understand the fund's financial performance for the period indicated. Certain information reflects financial results for a single fund share. The total return in the table represents the rate that an investor would have earned on an investment in the fund (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the fund's financial statements, is included in the fund's annual report, which is available upon request.

================================================================================
J.P. MORGAN INSTITUTIONAL DIRECT PRIME MONEY MARKET FUND

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Per-share data   For the life of the fund                         11/30/00(1)
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Net asset value, beginning of period ($)                            1.00
--------------------------------------------------------------------------------
Income from investment operations:
   Net investment income ($)                                        0.04
   Net realized gain (loss) on investment ($)                       0.00(2)
--------------------------------------------------------------------------------
Total from investment operations ($)                                0.04
--------------------------------------------------------------------------------
Less distributions to shareholders from:
   Net investment income ($)                                       (0.04)
   Net realized gain ($)                                              --
--------------------------------------------------------------------------------
Net asset value, end of period ($)                                  1.00
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Total return (%)                                                     3.91(3)

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Ratios and supplemental data
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Net assets, end of period ($ thousands)                            48,517
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Ratio to average net assets:
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   Net expenses (%)                                                  0.30(4)
   -----------------------------------------------------------------------------
   Net investment income (%)                                         6.41(4)
   -----------------------------------------------------------------------------
   Expenses without
   reimbursement (%)                                                 1.11(4),(5)
   -----------------------------------------------------------------------------

(1)   The fund commenced operations on 4/24/00.

(2)   Less than $0.005.

(3)   Not annualized.

(4)   Annualized.

(5) Not representative of ongoing reimbursements since the period covers less than two months.



                                                                             | 9

FOR MORE INFORMATION

For investors who want more information on the fund, the following documents are available free upon request:

Annual/Semi-annual Reports Contain financial statements, performance data, information on portfolio holdings, and a written analysis of market conditions and fund performance for the fund's most recently completed fiscal year or half-year.

Statement of Additional Information (SAI) Provides a fuller technical and legal description of the fund's policies, investment restrictions, and business structure. This prospectus incorporates each fund's SAI by reference.

Copies of the current versions of these documents, along with other information about the funds, may be obtained by contacting:


J.P. Morgan Institutional Funds
Morgan Christiana Center
J.P. Morgan Funds Services - 2/OPS3
500 Stanton Christiana Road
Newark, DE 19713


Telephone: 1-800-766-7722

Hearing impaired: 1-888-468-4015

Email: JPM_Mutual_Funds@JPMorgan.com


Text-only versions of these documents and this prospectus are available, upon payment of a duplicating fee, from the Public Reference Room of the Securities and Exchange Commission in Washington, D.C. (1-202-942-8090) (publicinfo@sec.gov), or by writing the Public Reference Section of the SEC, Washington, DC 20549-0102 and may be viewed on-screen or downloaded from the SEC's Internet site at http://www.sec.gov. The fund's investment company and 1933 Act registration numbers are:


J.P. Morgan Institutional Direct Prime Money
Market Fund .............................................811-07342 and 033-54642

J.P. MORGAN INSTITUTIONAL FUNDS AND THE MORGAN TRADITION

The J.P. Morgan Institutional Funds combine a heritage of integrity and financial leadership with comprehensive, sophisticated analysis and management techniques. Drawing on J.P. Morgan's extensive experience and depth as an investment manager, the J.P. Morgan Institutional Funds offer a broad array of distinctive opportunities for mutual fund investors.

JP Morgan
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J.P. Morgan Institutional Funds

Advisor                                      Distributor

J.P. Morgan Investment Management Inc.       Funds Distributor, Inc.
522 Fifth Avenue                             60 State Street
New York, NY 10036                           Boston, MA 02109
1-800-766-7722                               1-800-221-7930